Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140904) pertaining to the Options Issued Pursuant to Individual Option Agreements, the 2000 Stock Option Plan, the Amended and Restated 2001 Stock Option Plan, the 2006 Equity Incentive Plan and the Warrants Issued to Employees, Directors and Service Providers of Artes Medical, Inc. of our reports dated March 13, 2008, with respect to: (1) the consolidated financial statements and schedule of Artes Medical, Inc., and (2) the effectiveness of internal control over financial reporting of Artes Medical, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
San Diego, California
March 13, 2008